Exhibit 3.2

Delaware	Page 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF “FOREST ROAD ACQUISITION CORP. III”, CHANGING ITS NAME FROM “FOREST ROAD ACQUISITION CORP. III” TO “FOREST ROAD ACQUISITION CORP. II”, FILED IN THIS OFFICE ON THE TWENTY-FIFTH DAY OF JANUARY, A.D. 2021, AT 10:22 O’CLOCK A.M.

4536782 8100 SR# 20210209028
Authentication: 202363478
Date: 01-25-21

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF FOREST ROAD ACQUISITION CORP. III	State of Delaware Secretary of State Division of Corporations Delivered 10:22AM 01/25/2021 FILED 10:22 AM 01/25/2021 SR 20210209028 - File Number 4536782

It is hereby certified that:

1. The name of the corporation (hereinafter called the “corporation”) is Forest Road Acquisition Corp. III.

2. The certificate of incorporation of the corporation is hereby amended by striking out Article I thereof and by substituting in lieu of said Article I the following new Article I:

The name of the corporation is Forest Road Acquisition Corp. II (the “Corporation’’).

3. The amendment of the certificate of incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on January 24, 2021

By:	/s/ Idan Shani
Name:	Idan Shani
Title:	Chief Financial Officer